Exhibit 99.2

 Soluna Holdings, Inc. Announces Closing of $29.2 Million Underwritten Public
Offering of Series A Preferred Stock and Concurrent Registered Direct Offering

NEW YORK, April 29, 2022 – Soluna Holdings, Inc. (“SHI” or the “Company”) (Nasdaq: SLNH), the parent company of Soluna Computing, Inc. ("SCI"), a developer of green data centers for cryptocurrency mining and other intensive computing, announced today the closing of its underwritten public offering of 525,714 shares of its 9.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share, with a $25.00 liquidation preference per share (the “Series A Preferred Stock”), at a public offering price of $17.50 per share. In addition, the Company also announced the closing of its concurrent registered direct offering to certain institutional lenders of 1,142,857 shares of Series A Preferred Stock, at an offering price of $17.50 per share, the same price as the public offering price of the shares of Series A Preferred Stock in the underwritten public offering.

The Company issued an aggregate of approximately $29.2 million of shares of Series A Preferred Stock in connection with the concurrent offerings, and an aggregate principal amount of $20 million of outstanding promissory notes of the Company held by the institutional lenders was extinguished upon the issuance of the shares of Series A Preferred Stock to such lenders in the registered direct offering. The Company received aggregate gross proceeds of approximately $9.2 million from the underwritten public offering, before deducting underwriting discounts and other estimated offering fees and expenses. All of the shares of Series A Preferred Stock in both offerings were offered by the Company. The Series A Preferred Stock is traded on the Nasdaq Stock Market LLC under the symbol “SLNHP”.

In connection with the underwritten public offering, SHI granted the underwriters a 45-day option to purchase up to an additional 78,857 shares of Series A Preferred Stock offered in the public offering at the public offering price of $17.50 per share, less underwriting discounts and commissions, to cover over-allotments, if any.

SHI intends to use the net proceeds from the public offering for the acquisition, development and growth of data centers, including cryptocurrency mining processors, other computer processing equipment, data storage, electrical infrastructure, software and real property, and business, and for working capital and general corporate purposes, which include, but are not limited to, operating expenses. The shares of Series A Preferred Stock issued to the noteholders in the registered direct offering fully satisfy the Company’s obligations under such promissory notes.

Univest Securities, LLC acted as the sole book-running manager for the underwritten public offering. The registered direct offering was made without an underwriter, placement agent, broker, or dealer.

The shares of Series A Preferred Stock described above were offered by the Company pursuant to a shelf registration statement on Form S-3, as amended (No. 333-261427), declared effective by the Securities and Exchange Commission (“SEC”) on December 16, 2021 (the “Registration Statement”). The shares of Series A Preferred Stock were offered by means of two separate prospectus supplements and accompanying base prospectus relating to the offerings that form a part of the Registration Statement. A final prospectus supplement and accompanying base prospectus for each offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and accompanying base prospectus for the underwritten public offering may be obtained from: Univest Securities, LLC, 75 Rockefeller Plaza, 18th Floor, New York, NY 10019, by phone (212) 343-8888 or e-mail info@univest.us.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, such shares of Series A Preferred Stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of such shares under the securities laws of any such state or jurisdiction.

About Soluna Holdings, Inc.

Soluna Holdings, Inc. (“SHI”) (Nasdaq: SLNH) is the leading developer of green data centers that convert excess renewable energy into global computing resources. SHI builds modular, scalable data centers for computing intensive, batchable applications such as cryptocurrency mining, AI and machine learning. SHI provides a cost-effective alternative to battery storage or transmission lines. SHI uses technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. SHI’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about SHI, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

Forward Looking Statements

The statements in this press release, including with respect to the offerings and use of proceeds from such offerings, constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to: (1) those risk factors set forth in the Registration Statement; and (2) other risks and uncertainties that may be detailed from time to time in SHI’s reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

Investor Relations:

Kirin Smith, President
PCG Advisory, Inc.
646.823.8656
Ksmith@pcgadvisory.com